Exhibit 99.1

Mobia Medical Reports Third Quarter 2026 Financial Results

Delivers revenue growth of 73% in the third quarter and raises full year 2026 revenue guidance

Austin, Texas, November 5, 2026 — Mobia Medical, Inc. (Nasdaq: MOBI), a medical device company redefining stroke recovery for survivors living with life-altering motor impairments, today reported financial results for the quarter ended September 30, 2026.

Third Quarter 2026 and Recent Highlights

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Reported revenue of $15.6 million, representing 73% growth over the prior year period
•
Achieved gross margin of 83.2%
•
Increased average active territories in the quarter to 40, compared to 22.5 in the prior year period
•
Announced inclusion of paired VNS in the updated 2026 AHA Guideline for stroke recovery
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Increased full year 2026 revenue guidance to be in the range of $57.0 million to $57.5 million compared to prior range of $54.0 million to $56.0 million

“This quarter, we delivered our strongest results yet. Revenue growth of 73% reflects the strength of our commercial execution and the predictable nature of our patient funnel,” said Richard Foust, President and Chief Executive Officer of Mobia Medical. “Additionally, we were pleased to announce the inclusion of paired VNS in the updated AHA Stroke guidelines for 2026, serving as validation of our evidence-based approach to stroke recovery and further recognition of how Vivistim® Paired VNS™ Therapy can redefine what is possible for stroke survivors. With our continued commercial traction and expanding territory footprint we are making substantial progress in generating greater access and awareness for this profoundly underserved patient population.”

Third Quarter 2026 Financial Results

Revenue increased by 73%, to $15.6 million for the third quarter of 2026, compared to $9.0 million for the third quarter of 2025. The growth was driven by broader adoption of the Vivistim System and increased product unit sales.

Gross profit increased by 81%, to $13.0 million for the third quarter of 2026, compared to $7.2 million for the third quarter of 2025. Gross margin was 83.2% for the third quarter of 2026, compared to 79.6% for the third quarter of 2025. The increase was primarily due to lower freight and tariff costs as a percentage of revenue and lower inventory write-offs compared to the prior year period.

Operating expenses increased 71% to $31.5 million for the third quarter of 2026, compared to $18.4 million for the third quarter of 2025, reflecting continued investment in the Company’s commercial organization to support revenue growth. The increase was primarily driven by higher personnel-related expenses, including increased headcount and higher sales commissions, as well as $2.2 million in additional stock-based compensation expense. Operating expenses declined as a percentage of revenue.

Net loss was $17.3 million, or $0.52 per share for the third quarter of 2026, compared to a net loss of $11.4 million, or $13.31 per share for the third quarter of 2025. The year-over-year improvement in net loss per share primarily reflects the significant increase in weighted-average common shares outstanding following the Company’s IPO and the related conversion of its outstanding redeemable convertible preferred stock and convertible notes into common stock.

As of September 30, 2026, cash and cash equivalents totaled $160.7 million.

2026 Outlook

The Company now expects revenue for the full year 2026 to be in the range of $57.0 million to $57.5 million, representing growth of 78% to 79% over the full year 2025, compared to the prior range of $54.0 million to $56.0 million.

Conference Call and Webcast Details

The Company will host a conference call today, November 5, 2026, at 1:30 p.m. PT / 4:30 p.m. ET to discuss its third quarter 2026 financial results. Those interested in listening to the conference call should register online using this link. Once registered, participants will receive dial-in numbers and a unique PIN to join the call. Participants are encouraged to register more than 15 minutes prior to the start of the call. A live and archived webcast can also be accessed via the News & Events page of the investor section of Mobia Medical’s website.

About Mobia Medical, Inc.

Mobia Medical, Inc. is a medical device company redefining stroke recovery for survivors living with life-altering motor impairments. The Company’s Vivistim® Paired VNS™ System is the first and only clinically validated, FDA-approved implantable solution designed to improve upper limb function in chronic ischemic stroke survivors with moderate to severe upper extremity impairments. Therapy with the Vivistim® Paired VNS™ System combines targeted vagus nerve stimulation with functional movement to promote neuroplasticity and drive meaningful improvements in motor function. Mobia Medical is mobilizing patients, providers, and care partners to establish a better way forward in stroke care.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding Mobia Medical’s full year 2026 revenue guidance and the assumptions underlying that guidance and Mobia Medical’s plans to broaden its commercial reach and accelerate patient access to the Vivistim System. Forward-looking statements can be identified by terms such as “anticipate,”

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“believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Mobia Medical cannot assure you that the forward-looking statements in this press release will prove to be accurate. Information in this press release may also include statements relating to past performance, which should not be regarded as a reliable indicator of future performance. Forward-looking statements are based on current expectations and assumptions together with projections of the future, which are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied. These risks and uncertainties include, among others, those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in Mobia Medical’s filings with the U.S. Securities and Exchange Commission. These statements speak only as of the date of this press release, and Mobia Medical undertakes no obligation to update or revise any forward-looking statements except as required under applicable law. Mobia Medical may not actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements, and you should not place undue reliance on these forward-looking statements.

Investor Relations Contact

Louisa Smith

Gilmartin Group, LLC

investors@mobia.com

Media Inquiries Contact

Terri Clevenger

tclevenger@waterhousebrands.com

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Mobia Medical, Inc.

Condensed Statements of Operations

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenue	$15,616	$9,012	$41,195	$21,347
Cost of goods sold	2,616	1,836	7,016	4,035
Gross profit	13,000	7,176	34,179	17,312
Operating expenses
Research and development costs	2,548	1,605	6,518	4,377
Selling, general and administrative expenses	28,983	16,828	81,055	44,956
Total operating expenses	31,531	18,433	87,573	49,333
Loss from operations	(18,531)	(11,257)	(53,394)	(32,021)
Other income (expense)
Change in fair value of convertible notes payable	—	—	(4,870)	—
Interest expense	(257)	(244)	(868)	(724)
Other income, net	1,445	79	3,008	183
Total other income (expense), net	1,188	(165)	(2,730)	(541)
Loss before income taxes	(17,343)	(11,422)	(56,124)	(32,562)
Provision for income taxes	(2)	(1)	(4)	(4)
Net loss attributable to common stockholders	$(17,345)	$(11,423)	$(56,128)	$(32,566)
Net loss per share attributable to common stockholders
Basic	$(0.52)	$(13.31)	$(3.14)	$(38.72)
Diluted	$(0.52)	$(13.31)	$(3.14)	$(38.72)
Weighted average shares used to compute net loss per share
Basic	33,302,302	858,354	17,888,770	841,030
Diluted	33,302,302	858,354	17,888,770	841,030

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Mobia Medical, Inc.

Condensed Balance Sheets

(Unaudited)

(in thousands)

	September 30,	December 31,
	2026	2025
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$160,692	$33,587
Accounts receivable	7,005	4,435
Inventory	8,351	5,457
Deferred offering costs	—	935
Other current assets	2,175	1,943
Total current assets	178,223	46,357
Property and equipment, net	1,941	669
Right-of-use assets — operating leases	860	1,068
Other assets	143	55
Total assets	$181,167	$48,149
Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$3,300	$2,223
Operating lease liabilities, current	358	358
Product warranty liability	1,572	844
Accrued payroll, commissions, and bonuses	7,399	4,854
Accrued offering costs	—	935
Accrued and other current liabilities	2,486	992
Total current liabilities	15,115	10,206
Warrant liabilities	134	865
Notes payable, net of discount and deferred financing costs	7,301	7,130
Convertible notes payable	—	—
Operating lease liabilities, non-current	708	948
Total liabilities	23,258	19,149
Redeemable convertible preferred stock	—	179,773
Stockholders’ equity (deficit)
Common stock	333	9
Additional paid-in capital	371,493	7,007
Accumulated deficit	(213,917)	(157,789)
Total stockholders’ equity (deficit)	157,909	(150,773)
Total liabilities and stockholders’ equity (deficit)	$181,167	$48,149

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